UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 1, 2012

CINCINNATI BELL INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-8519 (Commission File Number)	31-1056105 (IRS Employer Identification No.)

221 East Fourth Street Cincinnati, Ohio (Address of principal executive offices)	45202 (Zip Code)

Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8    Other Events

Item 8.01    Other Items.

As previously reported, the Company and certain directors and officers are defendants in a federal court and a state court shareholder derivative action. Plaintiffs' allegations, which defendants denied, in both the federal and state court actions, were that the director defendants breached their duty of loyalty in connection with 2010 executive compensation decisions and the officer defendants were unjustly enriched. On March 1, 2012, the parties to the case captioned: NECA-IBEW Pension Fund (The Decatur Plan) v. Cox, et al., Case No. 11-cv-00451, United States District Court, Southern District of Ohio, Western Division (“the Federal Action”), reached an agreement concerning the Federal Action. Pursuant to the agreement, the parties agreed to stipulate to the filing of an Amended Complaint, which will be docketed with the court, and thereafter, the parties will jointly move the court to stay the Federal Action pending the entry of a judgment in the state court action, captioned: In re Cincinnati Bell Inc. Derivative Litigation, Case No. A1105305, Court of Common Pleas, Hamilton County, Ohio (“the State Action”). The parties to the State Action have previously reached a settlement of that action which includes certain changes to Cincinnati Bell's corporate governance. On January 13, 2012, the court in the State Action entered an order preliminarily approving the State Action settlement and scheduled a final settlement approval hearing for April 16, 2012. The parties in the Federal Action agreed that Plaintiffs' counsel in the Federal Action will file an application for attorneys' fees and expenses in the State Action. Upon entry of a judgment in the State Action, the parties to the Federal Action agree to file a Stipulated Notice of Voluntary Dismissal dismissing the Federal Action, with prejudice. On March 2, 2012, the parties to the Federal Action notified the court of the agreement reached by the parties to the Federal Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.
Date:	March 7, 2012	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel & Secretary